Exhibit 15.3

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-269756) on Form S-8 and the registration statements (No. 333-271861, No. 333-283854 and No. 333-288811) on Form F-3 of ECARX Holdings Inc. of our report dated March 30, 2026, with respect to the consolidated financial statements of ECARX Holdings Inc.

/s/ KPMG Huazhen LLP

Shanghai, China
March 30, 2026